Exhibit 99.1

Allstate Issues Update to Catastrophe Reinsurance Program

Northbrook, Ill., July 19, 2006 — A description of our completed personal property reinsurance program for Allstate Protection, the property and casualty business unit for The Allstate Corporation (NYSE: ALL), follows.

Our personal lines catastrophe reinsurance program was designed, utilizing our risk management methodology, to address our exposure to catastrophes nationwide.  Our program provides reinsurance protection for catastrophes including storms named or numbered by the National Weather Service, earthquakes and fires following earthquakes. These reinsurance agreements are part of our catastrophe management strategy, which is intended to provide our shareholders an acceptable return on the risks assumed in our property business and to reduce variability of earnings, while providing protection to our customers.

Our program coordinates coverage under various agreements.  As discussed below, our reinsurance program is comprised of agreements that provide coverage for the occurrence of certain qualifying catastrophes in specific states including New York, New Jersey, Connecticut and Texas (described as “multi-year agreements”); Florida; other states along the southern and eastern coasts (described as “South-East agreement”) principally for hurricanes; and in California for fires following earthquakes.  Another reinsurance agreement provides coverage nationwide, excluding Florida, for the aggregate or sum of catastrophe losses in excess of an annual retention associated with storms named or numbered by the National Weather Service, earthquakes and fires following earthquakes (described as “aggregate excess agreement”).  The Florida component of the reinsurance program is designed separately from the other components of the program to address the distinct needs of our separately capitalized legal entities in that state.

During the 2006 second quarter, we acquired additional reinsurance protection, primarily for hurricanes, by purchasing the South-East agreement that provides 80% of $500 million in additional reinsurance protection covering 10 states and the District of Columbia; a New Jersey excess agreement that provides 95% of $200 million in additional reinsurance coverage; and four new agreements to decrease our net exposure to catastrophes in Florida.

The new reinsurance agreements have been placed in the global reinsurance market, with the majority of the limits placed with reinsurers who currently have an A.M. Best insurance financial strength rating of A+ or better.  The remaining limits are placed with reinsurers who currently have an A.M. Best insurance financial strength rating no lower than A-.

The new South-East agreement provides coverage for Allstate Protection personal property excess catastrophe losses for storms named or numbered by the National Weather Service, effective June 1, 2006 for one year.  The South-East agreement covers $500 million of losses in excess of $500 million, of which Allstate retains 20%.  This agreement reinsures losses in the states of Louisiana, Mississippi, Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Delaware and Pennsylvania and the District of Columbia.  Unlike the multi-year agreements, the South-East agreement provides that losses resulting from the same occurrence but taking place in various states may be combined to meet the agreement’s per occurrence retention and limit.

The New Jersey excess agreement provides coverage for Allstate Protection personal property excess catastrophe losses from events such as hurricanes and earthquakes, effective June 1, 2006 for one year.  This agreement is for $200 million of coverage in excess of our existing multi-year agreement in the state, with Allstate retaining 5%.  The multi-year agreement covers 95% of losses of $200 million in excess of $120 million.

Four new separate agreements have been entered into by Allstate Floridian Insurance Company and its subsidiaries (“Allstate Floridian”) for personal property excess catastrophe losses in

Florida, effective June 1, 2006 for one year.  These agreements coordinate coverage with the Florida Hurricane Catastrophe Fund (“FHCF”) and with the existing excess of loss agreement.  The FHCF provides 90% reimbursement on qualifying Allstate Floridian property losses up to an estimated maximum of $768 million in excess of a retention of $243 million for each of the two largest hurricanes and $85 million for all other hurricanes for the season beginning June 1, 2006.  Our excess of loss agreement for Florida provides 90% reimbursement for $900 million of Allstate Floridian’s property catastrophe losses in excess of the FHCF reimbursement.  Recoveries from the FHCF and the excess of loss agreement on policies included in our reinsurance agreements with Universal Insurance Company (“Universal”) and Royal Palm Insurance Company (“Royal Palm”), as discussed below, are ceded to those companies.  This agreement brings our estimated maximum net reimbursement from the FHCF to $476 million in excess of a retention of $150 million for each of the two largest hurricanes and $50 million for all other hurricanes, and 90% of $700 million on the excess of loss agreement. The four new agreements are listed and described below, net of policies reinsured with Universal and Royal Palm.

•                  FHCF Retention — provides coverage on $100 million of losses in excess of $50 million and is 70% placed.

•                  FHCF Sliver — provides coverage on 10% co-participation of the FHCF payout, or $48 million, and is 100% placed.

•                  Excess of loss sliver — provides coverage on half of Allstate’s 10% retention on our existing excess of loss agreement, or $45 million, and is 100% placed.

•                  Additional excess of loss — provides coverage on $200 million of losses in excess of the FHCF and our existing additional excess of loss agreement once $100 million has been reimbursed by the FHCF for prior event(s) and after recovery under the excess of loss agreement.  This agreement is 95% placed, and is adjusted to only exclude policies reinsured by Universal.

The multi-year agreements have various retentions and limits designed commensurate with the amount of catastrophe risk in each covered state.  The multi-year, California fire following, New Jersey excess and South-East agreements cover qualifying losses related to a specific qualifying event in excess of the agreement’s retention.  Reinsurance recoveries are equal to the qualifying losses in excess of the retention for a specific event multiplied by the percent placed up to the occurrence limit.

The aggregate excess agreement provides coverage for the aggregate or sum of all qualifying losses incurred nationwide, except Florida, in excess of $2 billion of aggregated qualifying losses up to the limit of $2 billion arising from three covered perils: storms named or numbered by the National Weather Service, earthquakes and fires following earthquakes, with 5% retained by Allstate.  Losses recoverable from the multi-year, California fire following and New Jersey excess agreements are excluded when determining the retention of the aggregate excess agreement to the extent that the loss recoveries conform to the named peril coverage in the aggregate excess agreement.  Conversely, losses retained under, or which exceed the limits of, the multi-year, California fire following and New Jersey excess agreements and qualifying as covered named peril losses under the aggregate excess agreement are covered by the aggregate excess agreement.  Losses recoverable from qualifying losses under the South-East agreement are not excluded from coverage under the aggregate excess agreement and are also eligible to be ceded under the aggregate excess agreement.

The multi-year and California fire following agreements expire on May 31, 2008.  The South-East, New Jersey excess, aggregate excess and all of the Allstate Floridian agreements expire on May 31, 2007.

We anticipate that the total annualized cost of all reinsurance programs will be approximately $840 million per year or $210 million per quarter.  This represents an increase of approximately $600 million per year or $150 million per quarter over our total annualized cost during the 2005 hurricane season.  Based on the effective dates of these agreements, our ceded premiums earned are expected to increase to approximately $210 million in the third and fourth quarters of 2006.

We will continue to aggressively seek regulatory approvals, as necessary, to include reinsurance costs in our premium rates in order to mitigate the impact of the increased cost.  We currently expect that a similar level of coverage will be purchased or renewed for the comparable 2007 period.

As previously announced, Allstate Floridian has entered into a reinsurance agreement to cede losses incurred on 120,000 personal property policies in the state of Florida to Royal Palm.  Allstate Floridian plans to no longer offer coverage on these policies after their contract terms expire, at which time Royal Palm may offer coverage to these policyholders.  Any qualifying recoveries from the FHCF and the existing excess of loss agreement will be shared with Royal Palm under this agreement.

The terms, retentions and limits for all of Allstate’s catastrophe management reinsurance agreements in place as of June 30, 2006 are listed in the following table, with the newly purchased New Jersey excess, South-East and Florida coverages in bold.

(in millions)	Effective Date	% Placed	Reinstatement	Retention	Per Occurrence Limit
Coordinated coverage
Aggregate excess(1)	6/1/2006	95	None	$2,000	$2,000
California fire following(2)	2/1/2006	95	2 limits over 28 month term, prepaid	500	1,500
Multi-year(3):	6/1/2005
Connecticut		95	2 limits over 3-year term, prepaid	114	200
New Jersey		95	1 reinstatement each contract year over 3-year term, premium required	120	200
New York(4)		90	2 lmits over 3-year term, prepaid	830	1,000
Texas(5)		95	2 limits for each contract year over 3-year term, prepaid	361	650
New Jersey excess(6)	6/1/2006	95	1 reinstatement, premium required	320	200
South-East(7)	6/1/2006	80	1 limit of $220 over 1-year term; 1 reinstatement of $180 limit, premium required	500	500

Coordinated Coverage

(1)Aggregate Excess Agreement — This agreement is effective 6/1/2006 for 1 year and covers storms named or numbered by the National Weather Service, earthquakes and fires following earthquakes for Allstate Protection personal lines auto and property business countrywide except for Florida.  Losses recoverable, if any, from our California fire following agreement, multi-year agreements and the New Jersey excess agreement are excluded when determining the retention of this agreement.

(2)California Fire Following Agreement — This agreement is effective 2/1/2006 and expires 5/31/2008.  This agreement covers Allstate Protection personal property excess catastrophe losses in California for fires following earthquakes.  This agreement provides $1.5 billion of coverage for all qualifying losses with one reinstatement except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area.  The retention on this agreement is subject to remeasurement.

(3)Multi-year Agreements — These agreements have been in effect since June 1, 2005 and cover the Allstate brand personal property excess catastrophe losses, expiring 5/31/2008.  The retentions on these agreements are subject to annual remeasurements on their anniversary dates.

(4)Two separate reinsurance agreements provide coverage for catastrophe risks in the state of New York:  Allstate Insurance Company (“AIC”) has a $512 retention and a $550 limit, and Allstate Indemnity Company (“AI”) has a $318 retention and a $450 limit.

(5)The Texas agreement is with Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company.  ATL also has a 100% reinsurance agreement with AIC covering losses in excess of and/or not reinsured by the Texas agreement.

(6)New Jersey Excess — This agreement is effective 6/1/2006 for 1 year and covers Allstate Protection personal property catastrophe losses in excess of the New Jersey multi-year agreement.

(7)South-East — This agreement is effective 6/1/2006 for 1 year and covers Allstate Protection personal property excess catastrophe losses for storms named or numbered by the National Weather Service.  This agreement covers personal property business in the states of Louisiana, Mississippi, Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Delaware and Pennsylvania and the District of Columbia. Qualifying losses under this agreement are also eligible to be ceded under the aggregate excess agreement.

Allstate Floridian(1)

(in millions)	Effective Date	% Placed	Reinstatement	Retention	Per Occurrence Limit
FHCF Retention(2)	6/1/2006	70	2 limits over 1-year term, prepaid	50	100

FHCF(3)	6/1/2006	90	Annual remeasurements with a first and second season coverage provision	150 for the 2 largest storms, 50 for all other storms	476

FHCF sliver(4)	6/1/2006	100	None	150	Allstate’s 10% co-participation of the FHCF recoveries estimated at $476, up to a limit of $48

Excess of loss(5)	6/1/2005	90	2 limits over 2-year term, prepaid	Excess of FHCF Limit	700

Excess of loss sliver(6)	6/1/2006	100	1 reinstatement over 1-year term, premium required	Excess of FHCF limit	5% of multi-year retention or $45

Additional excess of loss(7)	6/1/2006	95	None	In excess of the FHCF and excess of loss agreements	200

(1) The coverage of these agreements is adjusted to exclude the economic impact of policies reinsured with Universal Insurance Company of North America in 2005 and Royal Palm Insurance Company in 2006.  The estimated net economic benefit after sharing recoveries on ceded policies to Universal and Royal Palm is shown above for the FHCF.  Also, the excess of loss and additional excess of loss coverages are adjusted to only exclude policies reinsured by Universal.

(2)FHCF Retention - provides coverage beginning 6/1/2006 for 1 year covering personal property excess catastrophe losses on policies written by Allstate Floridian.

(3)FHCF (Florida Hurricane Catastrophe Fund) — provides 90% reimbursement on qualifying personal property losses up to an estimated maximum per hurricane season.  Estimated coverages are calculated for Allstate Floridian Insurance Company and each of its subsidiaries independently, and are subject to annual remeasurements at the beginning of the FHCF fiscal year of 6/1.  As of 6/1/2006, on a gross basis, these limits are an estimated $595 for Allstate Floridian Insurance Company, $128 for Allstate Floridian Indemnity Company, $37 for Encompass Floridian Insurance Company, and $8 for Encompass Floridian Indemnity Company for a total of $768.

(4)FHCF sliver - provides coverage beginning 6/1/2006 for 1 year covering primarily excess catastrophe losses not reimbursed by the FHCF.

(5)Excess of loss - covers excess catastrophe losses, effective June 1, 2005, and expires May 31, 2007.  This agreement is designed to attach above and contiguous to the FHCF payout and as the FHCF capacity is paid out, the retention on this agreement automatically adjusts to mirror the amount of the payout.  The retention is subject to annual remeasurements on the anniversary date.

(6)Excess of loss sliver - provides coverage beginning 6/1/2006 for 1 year covering primarily excess catastrophe losses within the 10% co-participation of the excess of loss agreement.

(7)Additional excess of loss - provides coverage beginning 6/1/2006 for 1 year covering excess catastrophe losses.  The retention on this agreement is designed to attach to the excess of loss limit and will adjust automatically as the FHCF and the excess of loss capacity are needed and paid.